DTCC Data Repository (U.S.) LLC
Disclosure Document

Revised as of:
 XX/XX/XXThis DTCC Data Repository (U.S.) LLC Disclosure Document, as amended, supplemented or modified from time to time, and together with any appendix, annex or supplement hereto is copyright (c) 2015 by DTCC Data Repository (U.S.) LLC.

DTCC Data Repository (U.S.) LLC Disclosure Document
This Disclosure Document is provided to you pursuant to CFTC Regulation 49.26 and SEC Regulation SBSR, 240.13n-10(b).
Terms used but not defined herein have the meaning provided in the current version of the Rulebook, available on the DDR website at http://www.dtcc.com/data-and-repository-services/global-trade-repository/gtr-us.

1 ACCESS TO SERVICES OFFERED AND SWAP DATA MAINTAINED BY DDR
The services offered by DTCC Data Repository (U.S.) LLC ("DDR" or the "Company") that require registration, designation or recognition as a trade repository, swap data repository ("SDR") or security-based swap data repository ("SBSDR") under Applicable Law (the "SDR Services") are available to all Market Participants on a fair, open and equal basis.  DDR does not impose membership qualifications on users of its SDR Services ("Users") beyond the User Agreement and ability to comply with the technical specifications of the SDR Services as published by DDR from time to time, except as otherwise required by any and all applicable laws and regulations, judicial orders and decisions, and rules, regulations, interpretations and protocols, as amended from time to time ("Applicable Law").  Market
Participants ([1] Market Participants includes, but is not limited to: swap dealers and security-based swap dealers ("SDs"), major swap participants and major security-based swap participants ("MSPs") designated contract markets ("DCMs"),derivatives clearing organizations ("DCOs"), swap execution facilities ("SEFs"), foreign boards of trade ("FBOTs"), derivatives dealers ("DDs"), local counterparties ("LCs"), recognized or exempt clearing agency (under Canadian Law), and any other counterparties to a security-based swap transaction.) required to report swap data (which includes security-based swap data) to a registered, designated or recognized trade repository, SDR or SBSDR in jurisdictions in which DDR operates, will be able to use DDR's services to satisfy their reporting requirements.

Public Data shall be available in accordance with Applicable Law as promulgated by Designated Regulators, all as defined in the DDR Rulebook, and accessible on DDR's website as further specified in Section V of the Appendices to the Operating Procedures as set forth in Appendix B of the DDR Rulebook.
Pursuant to Applicable Law, Designated Regulators shall be provided with direct electronic access to DDR data to satisfy their legal and regulatory obligations, including access to tools for the monitoring, screening and analyzing of swap transaction data.  Access to DDR data to other domestic or foreign regulators or appropriate third-parties shall be governed by Applicable Law ([2] With respect to the SEC, relevant authorities are enumerated in Section 13(n)(5)(G) of the Exchange Act, 15
U.S.C. 78m(n)(5)(G), which requires an SDR, upon request, to make available all data obtained by the SDR, including individual counterparty trade and position data, to each appropriate prudential regulator, the Financial Stability Oversight Council, the CFTC, the Department of Justice, and any other person that the Commission determines to be appropriate, including foreign financial supervisors, foreign central banks, and foreign ministries.) as further described below.

Access to swap data maintained by DDR by third-party service providers to DDR is permissible provided the following conditions have been satisfied in addition to any other provisions of Applicable Law:
(a) DDR and the third-party service provider shall have strict confidentiality procedures that protect data and information from improper disclosure; and
(b) DDR and the third-party service provider shall enter a "Confidentiality Agreement" setting forth minimum confidentiality procedures and permissible use of the information maintained by DDR which are equivalent to DDR's privacy procedures.

Any Appropriate Domestic Regulator or Appropriate Foreign Regulator as defined by Applicable Law seeking access to swap data held by DDR, unless such Regulator has jurisdiction over DDR pursuant to a separate statutory authority, shall (a) apply for access by filing a request for access with DDR and certifying that it is acting within the scope of its jurisdiction, and (b) execute a "Confidentiality and Indemnification Agreement" as provided by DDR.  Appropriate Domestic Regulators and Appropriate Foreign Regulators with regulatory responsibility over DDR pursuant to part 49.17(d)(2) or 49.17(d)(3) of the CFTC Rules, respectively, which includes Canadian Regulators and the SEC, shall not be subject to the requirements noted herein provided such data access is limited to submissions made by Market Participants in compliance with the law of the Appropriate Domestic or Foreign
Regulators (with respect to Canadian Regulators, the applicable Canadian law, and with respect to the SEC, with applicable SEC regulation).
DDR shall promptly notify its regulators, each as appropriate, regarding any request received by an Appropriate Domestic Regulator or Appropriate Foreign Regulator to gain access to swap data maintained by DDR under their respective jurisdiction.  Such notification shall be provided to each regulator in such form as they may require.

2 DDR'S CRITERIA FOR THOSE SEEKING TO CONNECT TO OR LINK WITH THE SWAP DATA REPOSITORY
To participate in the SDR Services offered by DDR, each User must:
(a) Enter into a User Agreement in the form provided in Appendix A of the DDR Rulebook; and
(b) Agree to be bound by the terms of the User Agreement and Operating Procedures as specified in Appendices A and B of the DDR Rulebook.
DDR and its Users are subject to all Applicable Law.
With regard to User connectivity, specifications and requirements please see DDR Operating Procedures as set forth in Appendix B of the DDR Rulebook, and DDR Applicable Publications,
as appropriate, made available through the DTCC.com website at http://www.dtcc.com/data-and-repository-services.

3 DDR'S SYSTEMS SAFEGUARDS
The Depository Trust & Clearing Corporation ("DTCC") will provide information security services pursuant to a service level agreement with DDR (the "DTCC SLA").  DDR will be responsible for monitoring the performance of DTCC in regard to implementation and maintenance of information security within its infrastructure.  DTCC has established a Technology Risk Management team, whose role is to manage information security risk and ensure the availability, integrity and confidentiality of the organization's information assets.

Various policies have been developed to provide the framework for both physical and information security and are routinely refreshed.  The Technology Risk Management team carries out a series of processes to endeavor to ensure DDR is protected in a cost-effective and comprehensive manner.  This includes preventative controls such as firewalls, appropriate encryption technology and authentication methods.  Vulnerability scanning is used to identify high risks to be mitigated and managed and to measure conformance against the policies and standards.

Standards for protecting Company information are based upon the sensitivity level of that information.  Control standards specify technical requirements for protection and end user handling of information while in use, transmission and storage.

Validation of submissions to the DDR System is completed systemically.  Upon receipt, all data is subject to validation of the submitter, i.e., the submitter is an on-boarded DDR User, the submitter is eligible to submit these records, e.g., a Market Participant submitting records on its own behalf, a SEF submitting records on behalf of Market participants, etc.  The actual records must then meet all data format and content requirements.
DDR Systems are supported by DTCC and rely on the disaster recovery program maintained by DTCC.  DDR follows these key principles for business continuity and disaster recovery, which enable DDR to provide timely resumption of critical services should there be any disruption to DDR business:

(a) Achieve recovery of critical services within a four-hour window with faster recovery time in less extreme situations;
(b) Disperse staff across geographically diverse operating facilities;
(c) Operate multiple back-up data centers linked by a highly resilient network technology;
(d) Maintain emergency command and out-of-region operating control;
(e) Utilize new technology which provides high-volume, high-speed, asynchronous data transfer over distances of 1,000 miles or more;
(f) Maintain processes that mitigate marketplace, operational and cyber-attack risks;
(g) Test continuity plan readiness and connectivity on a regular basis, ensuring that Users and third party vendors/service providers can connect to our primary and back-up sites;
(h) Communicate on an emergency basis with the market, Users and government agency decision-makers; and
(i) Evaluate, test and utilize best business continuity and resiliency practices.

4 DDR'S PRIVACY & CONFIDENTIALITY POLICIES AND PROCEDURES
Consistent with the requirements of Applicable Law, DDR has established and maintains privacy policies and procedures designed to protect the confidentiality of swap data, CFTC Section 8
Materials and the intellectual property of its Users.  For further details, please refer to the Information Privacy Policy of DTCC Data Repository (U.S.) LLC and the DDR Rulebook, on the
DTCC website. These documents govern information shared with both affiliates and nonaffiliates.

5 DDR'S POLICIES AND PROCEDURES REGARDING ITS NON-COMMERCIAL AND/OR COMMERCIAL USE OF THE SWAP DATA
As part of the SDR Services, DDR receives and collects swap data in the ordinary course of its services from various Market Participants and registered entities for the purpose of maintaining a centralized recordkeeping facility for swaps.  The collection and maintenance of this data is designed to enhance the transparency, promote standardization and reduce systemic risk by making this data available to regulators and the public pursuant to Applicable Law.  It is neither the current purpose nor intent of DDR to engage in any commercial use of non-public data relating to
SDR Services which is not currently authorized under Applicable Law.

6 DDR'S DISPUTE RESOLUTION PROCEDURES
The procedures and dispute resolution processes with regard to User submissions or maintenance of erroneous information, which are subject to Applicable Law and, in particular, the 48 hour correction period, are as follows:
- Erroneous Records
Users will submit transaction records as described in the DDR Rulebook.  Upon submission, the DDR System will perform validation checks to ensure that each submitted record is in the proper format and will also perform validation and consistency checks against certain data elements, for example sequencing of time and date fields, e.g. termination date must be greater than trade date.
If the record fails these validation or consistency checks, the record will be rejected and such rejection status will be communicated to the User(s) to correct and re-submit.
In the event that both counterparties to a trade agree that data submitted to DDR contains erroneous information (e.g. through a mutual mistake of fact), such Users may each submit a cancel record, effectively cancelling the incorrect Transaction Record.  If a trade record has been submitted by only one counterparty and it is determined by the submitting User that it is erroneous, the submitting
User may submit a cancel record.  A User may only cancel its own submitted record; it cannot cancel a record where it is not the submitting party of the record.  In circumstances where the User disputing the information is not the submitter, the User must submit a dispute record as described below (Disputes Between Users).  Where the original record was submitted by a Trusted Source as defined in the DDR
Rulebook on behalf of both counterparties to a transaction, only such Trusted Source may cancel the original record (but without prejudice to the rights of such counterparties to provide relevant continuation data to the extent they are otherwise permitted or required to provide such data).
- Disputes Between Users
DDR provides facilities reasonably designed to effectively resolve disputes over the accuracy of transaction data and positions that are reported to it.
The SDR Services will provide trade detail reports that will enable Users to view all Transaction Records, including records submitted by the User and records submitted by a counterparty User for a transaction allegedly involving the User.  These reports will allow Users to reconcile the Transaction Records in the SDR Service to their own risk systems.
The Users shall be responsible for resolving any disputes between themselves uncovered during the reconciliation process and, as appropriate, submitting correct information.  In the event a User disputes a trade alleged to apply to it by the counterparty or disputes any of the terms within the alleged transaction, the User shall register such dispute by  indicating "disputed" on its verification message; if such User fails to register such dispute within 48 hours of the relevant trade detail report being issued, the record will be deemed verified in the DDR System.     The disputed status will remain until the Reporting Party updates the transaction.  The non-reporting User may submit dispute messages in response to any new or updated trade.
All reports and trade records provided to regulators will include the status of these Transaction Records, including dispute, confirmation and verification status, thus making such disputes visible to the relevant
Designated Regulator and incentivizing the parties to the transaction to resolve the dispute.  Where DDR has received conflicting or inconsistent records from more than one submitter in respect of a particular transaction
(such as from a SEF and a Reporting Party), DDR will maintain all such records (unless cancelled or modified in accordance with the terms hereof) and will make such records available to relevant regulators in accordance with the terms hereof and Applicable Law.

7 DESCRIPTION OF DDR'S SERVICES
DDR will, as applicable, (i) perform all of the required functions of a swap data trade repository under  Applicable Law for OTC derivatives for Credits, Equities, Rates, FX and other commodity asset classes; (ii) accept, from or on behalf of Users, transaction and life-cycle data for swaps as specified in Applicable Law as and when required to be reported to a swap data trade repository thereunder; (iii) verify and maintain swap and security-based swap data as required by such regulations; (iv) publicly disseminate in real-time and perform recordkeeping of swap data as and when required under Part 43 and Part 49 of the CFTC regulations, or Section 242.902 of the SEC regulations, either directly or through one or more third parties as well as provide Canadian swap data publically on DDR's website pursuant to Canadian Regulations; (v) provide access to swap data to appropriate regulators as described herein;
and (vi) generate appropriate reports with respect to transaction data maintained by DDR, in each case as outlined in further detail in the Operating Procedures as specified in Appendix B of the DDR Rulebook.

8 FEES, RATES, DUES & OTHER CHARGES
All fees imposed by DDR in connection with the reporting of swap data and security-based swap data and any other supplemental or ancillary services provided shall be equitable and established in a uniform and non-discriminatory manner as determined from time-to-time by the DDR Board of Directors.  DDR User fees will be available to all Market Participants on the DDR website.  All fees imposed by DDR will be commensurate to DDR's costs for providing the System, including the SDR Services.

9 DDR'S GOVERNANCE ARRANGEMENTS
DDR is organized as a limited liability company under the laws of the State of New York.  DDR is a wholly owned subsidiary of DTCC Deriv/SERV LLC ("Deriv/SERV").  Deriv/SERV is a wholly owned subsidiary of DTCC, which is the ultimate parent of DDR.

DDR is governed by a Board of Directors ("Board").  The number of Directors on the Board shall be determined by Deriv/SERV as the sole member of DDR.  The Board is composed of individuals selected from the following groups: employees of the DDR's users
(either fees paying users. or end users) with derivatives industry experience, buy-side representatives, independents, and members of senior management or the Board of DTCC.  The Board will include appropriate representation by individuals who are
independent as specified by Canadian regulations.   The Board has been constituted to incorporate an Independent Perspective in its decision-making process.  "Independent Perspective" as defined by the CFTC means a viewpoint that is impartial regarding competitive, commercial or industry concerns and contemplates the effect of decisions on all constituencies involved.  The Deriv/SERV Nominations Committee shall periodically review the composition of the Board to assure that the level of representation of Directors from Users, management and non-Users is appropriate for the interests of these constituencies in DDR.

The Board has established an Audit Committee to assist the Board in overseeing: (i) the integrity of DDR's financial statements and financial reporting; (ii) the overall effectiveness of DDR's control environment; (iii) the effectiveness of DDR's process for monitoring compliance with applicable laws, regulations and the code of ethics; (iv) the performance and coverage of the internal audit function; (v) the external auditor's independence, performance and coverage; (vi) legal compliance and regulatory risks; and (vii) oversight of risk management. The Board reserves the right to establish additional committees as necessary and appropriate to manage its operations and provide strategic guidance.